                                                                  EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                IMAGEX.COM, INC.,

                            ORCAS ACQUISITION CORP.,

                                       AND

                               PRINTBID.COM, INC.







                          DATED AS OF NOVEMBER 17, 1999

                                    CONTENTS

ARTICLE I - THE MERGER..................................................................1
         1.1      The Merger............................................................1
         1.2      The Closing...........................................................1
         1.3      Effective Date and Time...............................................2
         1.4      Articles of Incorporation of the Surviving Corporation................2
         1.5      Bylaws of the Surviving Corporation...................................2
         1.6      Directors and Officers................................................2
         1.7      Conversion of Shares..................................................3
                  1.7.1      Merger Consideration.......................................3
                  1.7.2      Exchange of Certificates...................................7
                  1.7.3      No Fractional Shares.......................................8
                  1.7.4      No Further Transfers.......................................8
         1.8      Shareholder Matters...................................................8
         1.9      Dissenters' Rights....................................................8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................9
         2.1      Organization..........................................................9
         2.2      Enforceability........................................................10
         2.3      Capitalization........................................................10
         2.4      Subsidiaries and Affiliates...........................................11
         2.5      No Approvals; No Conflicts............................................11
         2.6      Financial Statements..................................................12
         2.7      Absence of Certain Changes or Events..................................13
         2.8      Taxes.................................................................15
         2.9      Property..............................................................18
         2.10     Contracts.............................................................19
                  2.10.1     Material Contracts.........................................19
                  2.10.2     Required Consents..........................................21
         2.11     Claims and Legal Proceedings..........................................21
         2.12     Labor and Employment Matters..........................................22
         2.13     Employee Benefit Plans................................................22
                  2.13.1     Employee Benefit Plan Listing..............................22
                  2.13.2     Documents Provided.........................................23
                  2.13.3     Compliance.................................................24
                  2.13.4     Post-Termination Welfare Benefits..........................25
                  2.13.5     Suits, Claims and Investigations...........................25
                  2.13.6     Payments Resulting From Transactions.......................26
         2.14     Personnel.............................................................26
         2.15     Intellectual Property.................................................26
                  2.15.1     General....................................................26
                  2.15.2     Third Party Technology.....................................27
                  2.15.3     Maintenance of Rights......................................28


                                        i

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
                  2.15.4     Third Party Claims.........................................29
                  2.15.5     Infringement by the Company................................29
                  2.15.6     Domain Names...............................................30
                  2.15.7     Year 2000..................................................30
         2.16     Corporate Books and Records...........................................31
         2.17     Permits...............................................................32
         2.18     Compliance With Laws..................................................32
         2.19     Insurance.............................................................32
         2.20     Brokers or Finders....................................................33
         2.21     Absence of Questionable Payments......................................33
         2.22     Bank Accounts.........................................................33
         2.23     Insider Interests.....................................................33
         2.24     Information Supplied by the Company...................................34
         2.25     Full Disclosure.......................................................35
         2.26     Operating Data........................................................35
         2.27     Pooling Matters.......................................................35

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF IMAGEX AND MERGER SUB...................35
         3.1      Organization..........................................................36
         3.2      Enforceability........................................................36
         3.3      Securities............................................................37
         3.4      No Approvals or Notices Required; No Conflicts With Instruments.......37
         3.5      Capitalization........................................................37
         3.6      Full Disclosure.......................................................38
         3.7      Brokers or Finders....................................................38
         3.8      Claims and Legal Proceedings..........................................38
         3.9      No Material Adverse Event.............................................39
         3.10     Taxes.................................................................39
         3.11     Compliance With Laws..................................................39
         3.12     Intellectual Property.................................................39
                  3.12.1     General....................................................39
                  3.13.2     Infringement by ImageX.....................................40
                  3.13.3     Year 2000..................................................40

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF IMAGEX AND MERGER SUB...............40
         4.1      Accuracy of Representations and Warranties............................40
         4.2      Performance of Agreements.............................................41
         4.3      Opinion of Company Counsel............................................41
         4.4      Compliance Certificate................................................41
         4.5      Material Adverse Change...............................................41
         4.6      Approvals and Consents................................................41
         4.7      Proceedings and Documents; Secretary's Certificate....................41
         4.8      Nonforeign Affidavit..................................................42
         4.9      Compliance With Laws..................................................42


                                        ii


         4.10     Legal Proceedings.....................................................42
         4.11     Employment of Key Personnel...........................................42
         4.12     Affiliate Letters.....................................................42
         4.13     Termination of Certain Agreements.....................................43
         4.14     Shareholder Representation Letters....................................43
         4.15     Pooling of Interests..................................................43
         4.16     Securities Law Exemption..............................................43
         4.17     Dissenters' Rights....................................................43
         4.18     Conversion of Securities..............................................44
         4.19     Amendment of Investor Rights Agreement................................44
         4.20     Company Shareholder Approval..........................................44

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..........................44
         5.1      Accuracy of Representations and Warranties............................44
         5.2      Performance of Agreements.............................................44
         5.3      Opinion of ImageX Counsel.............................................45
         5.4      Compliance Certificate................................................45
         5.5      Legal Proceedings.....................................................45
         5.6      Material Adverse Change...............................................45
         5.7      Approvals and Consents................................................45
         5.8      Compliance With Laws..................................................45
         5.9      Amendment of Investor Rights Agreement................................46

ARTICLE VI - COVENANTS..................................................................46
         6.1      Conduct of Business by the Company Pending the Merger.................46
         6.2      Access to Information; Confidentiality................................48
         6.3      No Alternative Transactions...........................................48
         6.4      Notification of Certain Matters.......................................49
         6.5      Further Action........................................................49
         6.6      Nasdaq Listing........................................................50
         6.7      Publicity.............................................................50
         6.8      Form S-8..............................................................50
         6.9      Registration Rights...................................................50
         6.10     Company Shareholders Meeting; Affiliate and Voting Agreements.........50
         6.11     Proxy and Information Statement.......................................51

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER.........................................51
         7.1      Termination...........................................................51
         7.2      Effect of Termination.................................................53
         7.3      Amendment.............................................................53
         7.4      Waiver................................................................53
         7.5      Termination Fee.......................................................53

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION.............................................54
         8.1      Survival..............................................................54


                                        iii


         8.2      Indemnification by the Shareholders...................................54
         8.3      Indemnification by ImageX.............................................54
         8.4      Threshold and Limitations.............................................55
         8.5      Procedure for Indemnification.........................................55
         8.6      Remedies; Specific Performance........................................58
         8.7      Shareholder Representative............................................58
         8.8      No Circular Recovery..................................................59

ARTICLE IX - GENERAL....................................................................59
         9.1      Tax Matters...........................................................59
         9.2      Expenses..............................................................59
         9.3      Notices...............................................................59
         9.4      Severability..........................................................60
         9.5      Entire Agreement......................................................61
         9.6      Assignment............................................................61
         9.7      Parties in Interest...................................................61
         9.8      Governing Law; Jurisdiction; Venue....................................61
         9.9      Counterparts..........................................................61
         9.10     Waiver of Jury Trial..................................................61
         9.11     Schedules.............................................................62




EXHIBITS
--------
         2        -   Schedule of Exceptions
         4.3      -   Form of Opinion of Company Counsel
         4.8      -   Form of Real Property Tax Affidavit
         4.11     -   List of Key Personnel
         4.14(a)  -   Form of Shareholder Representation Letter (Noncompete)
         4.14(b)      Form of Shareholder Representation Letter
         5.3      -   Form of Opinion of ImageX Counsel
         6.9      -   Form of Affiliate and Voting Agreement

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of November 17, 1999, by and among ImageX.com, Inc., a Washington corporation ("ImageX"), Orcas Acquisition Corp., an Oregon corporation and wholly owned subsidiary of ImageX ("MERGER SUB"), and Printbid.com, Inc., an Oregon corporation (the "COMPANY").

                                    RECITALS

         A. The Company, ImageX and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "MERGER").

         B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law.

         C. The Boards of Directors of ImageX and Merger Sub, and the sole shareholder of Merger Sub, have approved this Agreement and the Merger as required by applicable law.

         D. The parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and as a pooling of interests for accounting purposes.

                                    AGREEMENT

         In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1      THE MERGER

         Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Oregon and other applicable law.

1.2      THE CLOSING

         The closing of the Merger (the "CLOSING") shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles IV and V below, or such other date, time and location as ImageX and the Company shall agree (the "CLOSING DATE").

1.3      EFFECTIVE DATE AND TIME

         On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate articles of merger and related documents (collectively, the "ARTICLES OF MERGER") complying with the applicable provisions of the Oregon Business Corporations Act ("OREGON LAW"), substantially in the form agreed to by the parties acting reasonably, and in such form as required by, and executed in duplicate in accordance with, Oregon Law, shall be delivered for filing with the Secretary of State of the State of Oregon (the "OREGON SECRETARY OF STATE"). The Merger shall become effective on the date (the "EFFECTIVE DATE") and at the time (the "EFFECTIVE TIME") of filing of the Articles of Merger with the Oregon Secretary of State, or at such other time as may be specified in the Articles of Merger as filed. If the Oregon Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, ImageX, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4      ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

         At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the substantive portions of the Article of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is Printbid.com, Inc." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5      BYLAWS OF THE SURVIVING CORPORATION

         At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6      DIRECTORS AND OFFICERS

         At the Effective Time, the directors of Merger Sub (who shall include Ron Wiener) shall become the directors of the Surviving Corporation, and the officers of the Company and Merger Sub shall all become the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7      CONVERSION OF SHARES

         1.7.1        MERGER CONSIDERATION

         As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) All shares of any class of capital stock of the Company held by the Company as treasury shares or otherwise shall be canceled.

                  (b) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

                  (c) Each share of the Company's common stock ("COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (including without limitation shares of Company Common Stock issuable in respect of the Convertible Notes (as defined in Section 2.3(c) below) after the date hereof and immediately prior to Closing as contemplated by paragraph
(j) below) shall be converted into the right to receive from ImageX a number of shares of common stock of ImageX ("IMAGEX COMMON STOCK") equal to the number of Merger Shares (as defined below), divided by (ii) the Fully Diluted Common Stock Number (as defined below) immediately prior to Closing (the "CONSIDERATION PER SHARE").

                  (d) The term "MERGER SHARES" shall mean (i) 1,000,000, in the event the Merger is accounted for as a pooling of interests, or 900,000, in the event the Merger is accounted for as a purchase (in each case taking into consideration all adjustments for stock splits, stock dividends or the like between the date hereof and the Closing Date, and taking into consideration any adjustment in the number of shares that may occur under
Section 7.1(f) or 7.1(g) below), less (ii) the result obtained by dividing
(A) a number equal to the dollar amount of outstanding principal and accrued interest as of the Closing Date under that certain Promissory Note of the Company in favor of ImageX dated November 5, 1999, plus 10,000 (representing the deposit paid by ImageX to the Company in connection with that certain Letter of Exclusivity dated October 29, 1999), plus the amount of any other indebtedness of the Company for borrowed money (other than ordinary course trade accounts payable, accrued sales commissions and accrued sales tax) outstanding as of Closing (including without limitation the amount of any principal and accrued interest under any Convertible Notes the holders of which decline to exchange such Convertible Notes for Company Common Stock as contemplated under paragraph (j) below), excluding other indebtedness incurred after the date hereof with prior written consent of ImageX, by (B) the average of the high and low sale prices of ImageX Common Stock on the Nasdaq National Market over the 10 trading days ending with the third trading day prior to the Closing Date (the "CLOSING AVERAGE"), less (iii) any Holdback Shares (as defined below) which are cancelled in respect of indemnification claims by ImageX after Closing pursuant to subsection (g) below and Article VIII of this Agreement.

                  (e) The term "FULLY DILUTED COMMON STOCK NUMBER" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the shares of Company Common Stock issuable in respect of the Convertible Notes as contemplated by paragraph (j) below), plus the total number of Options and Warrants assumed by ImageX under paragraph (g) below, plus the total number of shares of Company Common Stock issuable upon conversion or exercise of any other securities of the Company outstanding immediately prior to Closing which are convertible or exercisable into Company Common Stock.

                  (f) The number of shares of ImageX Common Stock to be issued to each shareholder of the Company in the Merger under the above paragraphs of this Section 1.7.1 (including, as the context may require for this Section 1.7.1 and Article VIII of this Agreement, the holders of the Convertible Notes that are exchanged for Company Common Stock immediately prior to Closing) shall be calculated by aggregating all shares of Company Common Stock held by each such shareholder. The shares of ImageX Common Stock issuable in the Merger in respect of Company Common Stock as provided above are referred to herein as the "MERGER CONSIDERATION."

                  (g)      Notwithstanding the foregoing:

                           (i) As collateral security for the indemnification
obligations of the shareholders of the Company pursuant to Article VIII, the shareholders of the Company, by accepting the Merger Consideration, shall be deemed to have pledged, transferred and assigned to ImageX, and ImageX shall withhold from the Merger Consideration otherwise issuable under this Agreement, a number shares of ImageX Common Stock equal to 7.5% of the total number of shares of ImageX Common Stock otherwise issuable as Merger Consideration pursuant to this Section 1.7.1 (the "HOLDBACK SHARES"). Such pledge and holdback is for the benefit of ImageX for purposes of facilitating satisfaction of any indemnification claims that may be made by ImageX under
Article VIII below, and each shareholder shall be deemed to have granted a security interest in such shareholder's pro rata share of the Holdback Shares, and the certificates and instruments, if any, representing or evidencing such Holdback Shares. In lieu of any fractional shares of ImageX Common Stock, each shareholder's pro rata share of the Holdback Shares shall be rounded up to the nearest whole number. Such Holdback Shares shall be free of any other escrow or pledge obligation. Such pledge includes all securities hereafter delivered to such shareholder with respect to or in substitution for such shareholder's Holdback Shares, all certificates and instruments representing or evidencing such securities, and all cash and noncash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shareholder's Holdback Shares. In the event such shareholder receives any such property, such shareholder shall hold such property in trust for ImageX and shall immediately deliver such property to ImageX to be held as Holdback Shares.

                           (ii) Each certificate, if any, evidencing a
shareholder's pro rata share of the Holdback Shares issued in his, her or its name in the Merger shall be delivered to

ImageX directly by ImageX's transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at ImageX's request or as set forth herein. Each shareholder shall, at the Closing, deliver to ImageX, for each such certificate, a stock power duly signed in blank by him, her or it for purposes of allowing ImageX to exercise its rights under this Section 1.7.1(g) and Article VIII.

                           (iii) The shareholders of the Company shall be
treated as the owners of the Holdback Shares for income tax purposes and shall be the holders of record thereof and entitled to exercise any voting powers incident to such Holdback Shares until such time, if any, as such Holdback Shares, or any portion thereof, are forfeited to ImageX to satisfy any indemnification obligations pursuant to Article VIII. In addition, upon the release of any Holdback Shares pursuant to the terms hereof, the shareholder who is the record owner thereof shall be entitled to any cash or other proceeds from such Holdback Shares (including any dividends or other property paid with respect to such Holdback Shares).

                           (iv) The Holdback Shares shall be available to
satisfy any indemnification obligations of the shareholders pursuant to
Article VIII hereof. Promptly following the end of the Survival Period (as defined in Section 8.1), ImageX shall return or cause to be returned to the former shareholders of the Company the Holdback Shares, less (A) any Holdback Shares previously forfeited to ImageX to satisfy any indemnification obligations pursuant to Article VIII and (B) a number of Holdback Shares sufficient to satisfy any pending Claims for indemnification made by any Indemnified Party (as such terms are defined in Article VIII). Any remaining Holdback Shares shall be released promptly following final resolution of, and full payment in connection with, any indemnification obligations referred to above.

                           (v) Any Holdback Shares forfeited to ImageX in
order to satisfy indemnification claims under Article VIII shall be deemed to reduce the Merger Consideration otherwise due to the shareholders under this
Section 1.7.1, and no shareholder shall have any right to such forfeited Holdback Shares by virtue of the Merger.

                           (vi) Stop transfer instructions will be given to
ImageX's transfer agent with respect to those certificates evidencing the Holdback Shares and certificates evidencing the Holdback Shares will contain a legend stating in substance:

                  "THESE SHARES HAVE BEEN PLEDGED AND HELD BACK AS COLLATERAL PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 17, 1999 BY AND AMONG IMAGEX, ORCAS ACQUISITION CORP., AND PRINTBID.COM, INC. PRIOR TO THE EXPIRATION OF THE PLEDGE AND HOLDBACK AS SET FORTH IN SUCH AGREEMENT, SUCH SHARES MAY NOT BE OFFERED, SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF."

ImageX will terminate such stop transfer instruction and authorize its transfer agent to remove such restrictive legend and release with respect to any certificates representing Holdback Shares that are returned by ImageX pursuant to Section 1.7.1(g)(iv).

                  (h) Each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company's Stock Option Plan (the "COMPANY OPTION PLAN"), whether or not vested or exercisable (the "OPTIONS"), shall be assumed by ImageX and shall constitute an option to acquire, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, that number of shares of ImageX Common Stock equal to the product of the Consideration Per Share and the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of ImageX Common Stock deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of ImageX Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, at the time of assumption of such Option, ImageX shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction multiplied by the average of the high and low selling price of ImageX Common Stock as reported on the Nasdaq National Market on the date of such exchange, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. ImageX shall assume the obligations of the Company under the Company Option Plan and shall comply with the terms of such plan as they apply to the Options assumed as set forth above.

                  (i) Each warrant to purchase Company Common Stock that is issued and outstanding as of the Effective Time ("WARRANTS"), to the extent permitted by the terms of such Warrant, shall be terminated and of no further force or effect as of the Effective Time, unless previously exercised or converted into Company Common Stock in accordance with the terms of such Warrants, and shall not be assumed by ImageX. To the extent such termination is not permitted by the terms of any such Warrants, such Warrants shall be assumed by ImageX and shall constitute Warrants to acquire, on the same vesting terms (if any), and on substantially the same other terms and conditions as were applicable under such assumed Warrant, that number of shares of ImageX Common Stock equal to the product of the Consideration Per Share and the number of shares of Company Common Stock subject to such Warrant, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Warrant divided by the number of full shares of ImageX Common Stock deemed to be purchasable pursuant to such Warrant; provided, however, that the number of shares of ImageX Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares, and, at the time of assumption of such Warrant, ImageX shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction multiplied by the average of the high and low selling price of ImageX Common Stock as reported on the Nasdaq National Market on the date of such exchange.

                  (j) Immediately prior to Closing, subject to the consent of the holders of the Convertible Notes, the Convertible Notes (including all outstanding principal and accrued interest thereunder) shall be exchanged for shares of Company Common Stock in accordance with the results of a valuation to be performed by a qualified valuation firm mutually acceptable to the Company and ImageX, with the number of shares of Company Common Stock issuable in respect of such Convertible Notes being determined in accordance with such valuation. Such shares of Company Common Stock shall then be exchanged for Merger Consideration in accordance with this Section 1.7.1 on the same basis as other shares of Company Common Stock. In the event that any holder of a Convertible Note declines to consent to the exchange thereof for Company Common Stock as contemplated in the preceding sentence, such Convertible Note shall remain outstanding and the number of Merger Shares shall be adjusted accordingly as contemplated in paragraph (d) above. The Company and ImageX shall cooperate to engage such valuation firm as promptly as possible after the date hereof and to cause such firm to complete its valuation as promptly as possible thereafter.

         1.7.2        EXCHANGE OF CERTIFICATES

         As soon as practicable after the Effective Date, ImageX shall make available, and each shareholder of the Company immediately prior to the Effective Time will be entitled to receive, upon surrender to ImageX of one or more certificates representing Company Common Stock for cancellation, certificates representing the number of shares of ImageX Common Stock that such shareholder is entitled to receive pursuant to Section 1.7.1 hereof; provided, however, that the certificates representing the Holdback Shares shall be delivered to ImageX in accordance with this Agreement. The shares of ImageX Common Stock that each such shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to ImageX any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of ImageX that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither ImageX nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. In the event that any certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the shareholder claiming such certificate to be lost, stolen or destroyed, ImageX shall issue in exchange for such lost, stolen or destroyed certificate the shares of ImageX Common Stock that such shareholder is entitled to receive pursuant to Section 1.7.1; provided, however, that ImageX may in its discretion and as a condition precedent to the issuance thereof, require such shareholder to provide ImageX with an indemnity agreement against any claim that may be made against ImageX with respect to the certificate alleged to have been lost, stolen or destroyed.

         1.7.3        NO FRACTIONAL SHARES

         No certificates or scrip representing fractional shares of ImageX Common Stock shall be issued in the Merger, and no dividend, stock split or other distribution with respect to ImageX Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, ImageX shall pay to the holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of ImageX Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of ImageX Common Stock provided in Section 1.7.2), an amount in cash equal to such fraction multiplied by the Closing Average.

         1.7.4        NO FURTHER TRANSFERS

         After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be forwarded to ImageX and shall be canceled and exchanged in accordance with this Section 1.7.

1.8      SHAREHOLDER MATTERS

         The approval by a shareholder of the Company of this Agreement and the transactions contemplated hereby (whether by written consent or by vote) shall constitute the agreement by such shareholder who so approves: (a) to enter into and be bound by the Shareholder Representation Letter (as defined in Section 4.14 below and in the form attached hereto as Exhibit 4.14); (b) to appoint the Shareholder Representative (as defined in Section 8.7 below) to act on such shareholder's behalf as set forth herein; and (c) to waive any and all rights of appraisal or dissent that may be available to such shareholder under Oregon Law with respect to the Merger.

1.9      DISSENTERS' RIGHTS

         Holders of shares of Company Common Stock who have complied with all the requirements for perfecting appraisal rights for such shares as required under Oregon Law ("DISSENTING SHAREHOLDERS") shall not be entitled to any Merger Consideration under this Agreement with respect to such shares notwithstanding the above provisions of this Article I, and in lieu thereof shall be entitled to receive from the Surviving Corporation whatever is determined to be due to them under Oregon Law with respect to such shares (the "DISSENTING SHARES"); provided, however, that Dissenting Shares outstanding at the Effective Time and held by a Dissenting Shareholder who shall after the Effective Time withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal as provided by Oregon Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof under, and on the terms and conditions set forth in, this Agreement if no dissent had been made. Promptly after execution and delivery of this Agreement, the Company shall take such actions as are necessary to comply with the requirements of Section 60.551 through 60.594 of Oregon Law and shall use reasonable best efforts to ensure that the deadline under Section
60.564 of Oregon Law for demands for appraisal in respect of the Merger shall have expired prior to the Effective Time. Prior to the Effective Time, the Company will not settle any demand with respect to any Dissenting Shares without the consent of ImageX. The Company shall give notice to ImageX promptly after it is notified that any shareholder of the Company has elected or attempted to exercise appraisal rights. Notwithstanding anything in
Article VIII to the contrary, fifty percent (50%) of all amounts paid by the Surviving Corporation to any Dissenting Shareholder pursuant to a judgment in or settlement of a proceeding relating to Dissenting Shares in excess of the Merger Consideration which would have been paid to such Dissenting Shareholder had such Dissenting Shareholder not dissented shall constitute losses for which ImageX is entitled to indemnification from the Holdback Shares. Nothing in this Agreement is intended or shall be construed as an agreement or admission that any statutory appraisal rights are or may be available with respect to the transactions contemplated hereby.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as is otherwise specifically set forth with appropriate cross-references in the Schedule of Exceptions attached hereto as EXHIBIT 2 (the "SCHEDULE OF EXCEPTIONS"), and in order to induce ImageX and Merger Sub to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "OPERATIVE DOCUMENTS"), the Company represents and warrants to ImageX and Merger Sub as of the date of this Agreement and as of the Closing as follows in this Article II.

2.1      ORGANIZATION

         The Company is a corporation duly organized and legally existing under the laws of the State of Oregon. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition
(financial or other) or prospects of the Company and its subsidiaries taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any change in general economic conditions.

2.2      ENFORCEABILITY

         The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. All such corporate action by the Board of Directors has been taken. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3      CAPITALIZATION

         (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock.

         (b) The issued and outstanding capital stock of the Company consists solely of 1,898,334 shares of Company Common Stock, which are held of record and, to the knowledge of the Company, beneficially by the shareholders of the Company as set forth in Section 2.3(b) of the Schedule of Exceptions. Such issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. To the knowledge of the Company, no Person (as defined in Section 2.5) other than the shareholders of the Company holds any interest in any of the outstanding shares. True and correct copies of the stock records of the

Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to ImageX or its counsel.

         (c) Other than (i) Options to purchase up to 1,263,650 shares of Company Common Stock that have been granted under the Company Option Plan
(ii) Warrants to purchase up to 294,167 shares of Company Common Stock, and
(iii) the Series A Convertible Promissory Notes listed in Section 2.3(c) of the Schedule of Exceptions (the "CONVERTIBLE NOTES"), there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any shareholder of any shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock. Set forth in Section 2.3(c) of the Schedule of Exceptions is a spreadsheet accurately reflecting the total outstanding shares of Company Common Stock by class, the number and class of shares of Company Common Stock issuable upon conversion of the Convertible Notes, and all Options and Warrants outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). All Options and Warrants have been granted with exercise prices equal to the fair market value per share of Company Common Stock on the date of grant, as determined by the Company's Board of Directors. Each outstanding Option was issued under, and pursuant to the terms of, the Company Option Plan, a true and correct copy of which has been delivered to the Company, and a stock option letter agreement in the form attached to Schedule 2.3(c). Each outstanding Warrant was issued pursuant to a Warrant certificate in the form attached to Schedule 2.3(c). Each outstanding Convertible Note was issued pursuant to a note in the form attached to Schedule 2.3(c). Section 2.3(c) of the Schedule of Exceptions also identifies all Options or other equity rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted. Prior to Closing, Company will provide ImageX with true and correct copies of all stock option letter agreements and warrant agreements reflecting all options and warrants outstanding as of the Effective Time.

         (d) The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No shareholder of the Company or any affiliate thereof is indebted to the Company, and the Company is not indebted to any shareholder of the Company or any affiliate thereof except the holders of the Convertible Notes. Except as described in Section 2.3(d) of the Schedule of Exceptions, the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued. All rights of refusal and co-sale rights and other rights relating to transfer of stock granted by the Company with respect to the Company Common Stock, Options, Warrants or the Convertible Notes are described in Section 2.3(d) of the Schedule of Exceptions.

2.4      SUBSIDIARIES AND AFFILIATES

         The Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5      NO APPROVALS; NO CONFLICTS

         The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, the effectiveness of the Merger will not, except as set forth in Section 2.5 of the Schedule of Exceptions, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any statute, regulation, rule or other provision of law or any judgment, decree, order or other requirement of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "PERSON"), except for (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Oregon Secretary of State, (c) constitute a breach of or conflict with or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company or, to the knowledge of the Company, upon any outstanding shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6      FINANCIAL STATEMENTS

         The Company has delivered to ImageX (a) unaudited balance sheets, statements of income and expense for the fiscal year ended December 31, 1998, and (b) unaudited balance sheets, and unaudited statements of income and expense and statements of shareholders' equity of the Company as of and for the nine-month period ended September 30, 1999. All the foregoing financial statements are herein referred to as the "FINANCIAL STATEMENTS." The balance sheet of the Company as of September 30, 1999 is herein referred to as the "COMPANY BALANCE SHEET." Except as set forth in Section 2.6 of the Schedule of Exceptions, the Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods.

The Financial Statements were prepared from and in accordance with the books and records of the Company and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved in a balance sheet prepared in accordance with GAAP, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $20,000 in the aggregate or $10,000 individually. As of the date hereof, the Company has no indebtedness for borrowed money other than the Convertible Notes and as set forth in Section 2.6 of the Schedule of Exceptions. The Company maintains standard systems of accounting established and administered in accordance with GAAP. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Section 2.6 of the Schedule of Exceptions sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, and all liabilities under equipment leases of the company as of September 30, 1999. Section 2.6 of the Schedule of Exceptions sets forth all indebtedness and other obligations of the shareholders relating to the Company, together with all the amounts owed by such shareholders in respect thereof, as of the Closing.

2.7      ABSENCE OF CERTAIN CHANGES OR EVENTS

         Except as set forth in Section 2.7 of the Schedule of Exceptions, since the date of the Company Balance Sheet, no event has occurred and no state of facts has developed or is continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its officers or directors in their representative capacities have:

                  (a) received notice that there has been or will be a loss of, or contract cancellation by, any current customer, supplier or licensor of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $20,000;

                  (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business and consistent with past practice;

                  (c) forgiven or canceled any indebtedness for borrowed money or waived any claims or rights of material value (including, without limitation, any indebtedness owing to the Company by any shareholder, officer, director, employee or affiliate of the Company);

                  (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

                  (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $20,000 in the aggregate or $10,000 individually, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

                  (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) Encumbrances for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable;

                  (h) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $10,000, incurred in the ordinary course of business and consistent with past practice;

                  (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $10,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

                  (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of ImageX any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such person;

                  (k) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $20,000 for additions to property, plant, equipment or intangible capital assets;

                  (l) made any change in any method of accounting or accounting practice or internal control procedure;

                  (m) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

                  (n) except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors or employees or any affiliate of the Company's officers directors or employees, except directors' fees and compensation paid to officers and employees at rates consistent with past practice, and except stock purchase agreements and stock option agreements with such individuals;

                  (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

                  (p) received notice of, or otherwise obtained knowledge of:
(i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company in his or her capacity as a representative of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or by any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                  (q) entered into or agreed to any sale, assignment, transfer or license of any IP Rights or Technology (as defined in Section 2.17 below) or other intangible assets of the Company to a third party, except for non exclusive licenses granted to customers in the ordinary course of business (true and complete copies of which have been provided to

ImageX), or any amendment or change to any existing license or other agreement relating to IP Right or Technology;

                  (r) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice, or granted any security interest in any assets; or

                  (s) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8      TAXES

         (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Common Stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

         (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the

Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

         (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority. Section 2.8 of the Schedule of Exceptions lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to ImageX correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

         (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

         (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

         (g) The unpaid Taxes of the Company (i) did not, as of September 30, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

         (h) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss.

         As used in this Agreement, the following terms shall have the following meanings:

         "TAXES" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "TAX" means any of the foregoing Taxes.

         "TAX GROUP" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

         "TAX RETURNS" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9      PROPERTY

         (a) Section 2.9(a) of the Schedule of Exceptions contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "REAL PROPERTY"). The Company has delivered to ImageX true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

         (b) The Company has delivered to ImageX true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which any item of personal property having a current value in excess of $2,000 that is owned, leased, rented or used by the Company (the "PERSONAL PROPERTY") is subject.

         (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual current value of less than $2,000 and the Technology and IP Rights) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual value of less than $2,000 and the Technology and IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Company's knowledge, comply in all material respects with applicable safety and other laws and regulations.

         (d) The Company's title to or leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "ENCUMBRANCE"), except for Encumbrances related to Taxes not yet due and payable and landlords' liens for rental payments not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the Company's knowledge, against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

         (e) The Personal Property is free and clear of all Encumbrances (except as reflected in the Financial Statements, except for Encumbrances created by the lessors thereof and except for Encumbrances related to Taxes not yet due and payable by the Company), and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10     CONTRACTS

         2.10.1       MATERIAL CONTRACTS

         Section 2.10.1 of the Schedule of Exceptions contains a complete and accurate list (other than the IP Rights listed in Section 2.17 of the Schedule of Exceptions) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound that (x) provide for potential payments by or to the Company in excess of $10,000, (y) are otherwise material to the Company's business or (z) the loss of which could reasonably be expected to cause a Company Material Adverse Effect (collectively, "MATERIAL CONTRACTS"), including, without limitation, acquisition agreements, strategic alliance agreements, stock purchase agreements, shareholders agreements, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements, and instruments relating to the borrowing of money. All such Material Contracts set forth in Section 2.10.1 of the

Schedule of Exceptions are valid, binding and enforceable in accordance with their terms against the Company and, to the Company's knowledge, each other party thereto, and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor to the Company's knowledge is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each such Material Contract (or written summaries of the terms of any such oral contract) have been delivered to ImageX by the Company. Except as set forth in Section 2.10.1 of the Schedule of Exceptions (which shall be considered Material Contracts), the Company has none of the following:

                  (a) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

                  (b) employment agreements, whether express or implied, or any other agreements for services that contain severance or termination pay liabilities or obligations;

                  (c) noncompetition agreements or other arrangements that would prevent the Company from carrying on its business anywhere in the world;

                  (d) notices that any party to a contract listed in Section
2.10.1 of the Schedule of Exceptions intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

                  (e) material disputes with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

                  (f) product distribution agreements, development agreements or license agreements as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to ImageX, or standard licenses purchased by the Company for off-the-shelf software);

                  (g) joint venture contracts or arrangements or any other agreements that involve a sharing of profits with other persons;

                  (h) instruments evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

                  (i) binding revenue sharing contracts, agreements, commitments or understandings, oral or written, with any third party.

         2.10.2       REQUIRED CONSENTS

         The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed in Section 2.10.2 of the Schedule of Exceptions, all of which will be obtained at or prior to the Closing.

2.11     CLAIMS AND LEGAL PROCEEDINGS

         There are no claims, actions, suits, arbitrations, investigations or proceedings pending or, to the Company's knowledge, threatened against or involving the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or by any other Person. To the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Section 2.11 of the Schedule of Exceptions sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12     LABOR AND EMPLOYMENT MATTERS

         There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees in connection with their employment at the Company. The Company has complied in all material respects with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no material liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its inception. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Except as set forth in Section 2.12 of the Schedule of Exceptions, each employee, officer and consultant of the Company has executed nondisclosure, invention assignment, noncompetition and nonsolicitation agreements in the form previously provided to ImageX. To the Company's knowledge, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, patent disclosure agreement proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. All employees of the Company are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

2.13     EMPLOYEE BENEFIT PLANS

         2.13.1       EMPLOYEE BENEFIT PLAN LISTING

         Section 2.13.1 of the Schedule of Exceptions accurately lists all retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, group insurance, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, accident, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements and payroll practices (including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, consulting and personal service contracts and agreements, whether formal or informal, whether written or unwritten, and whether legally binding or not, (a) sponsored, maintained or contributed to by the Company, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "EMPLOYEE BENEFIT PLANS" and each individually as an "EMPLOYEE BENEFIT PLAN"). The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create (or contribute to) any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty. The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any pension plan as defined in Section 3(2) of ERISA. The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

         2.13.2       DOCUMENTS PROVIDED

         The Company has delivered to ImageX true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information:
(a) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit
Plan during the last three years; and (b) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, administrative service agreements and insurance contracts.

         2.13.3       COMPLIANCE

         With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, and all requirements prescribed thereby, including, but not limited to, ERISA and the Code; and (b) the Company, and, to the Company's knowledge, each fiduciary of such Employee Benefit Plan and all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by each of them in connection with such Employee Benefit Plan. No event or omission has occurred, or is reasonably expected by the Company to occur (including, but not limited to, any of the transactions contemplated in or by this Agreement), with respect to any Employee Benefit Plan that has or could subject, directly or indirectly, the Company or any other Person to a tax under Chapter 43 of Subtitle D of the Code or a penalty under Part 5 of Subtitle B of Title I of ERISA.

         2.13.4       POST-TERMINATION WELFARE BENEFITS

         Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health, severance or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code.

         2.13.5       SUITS, CLAIMS AND INVESTIGATIONS

         There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

         2.13.6       PAYMENTS RESULTING FROM TRANSACTIONS

         Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay or any other payment from the Company, or otherwise increase the amount of compensation due to any such individual, or (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in (a) or (b) above.

2.14     PERSONNEL

         Section 2.14 of the Schedule of Exceptions lists (a) the names and current compensation amounts of all directors and officers of the Company;
(b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; (d) the names and current compensation packages of all independent contractors and consultants of the Company; and (e) the family relationships, if any, among such personnel. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger.

2.15     INTELLECTUAL PROPERTY

         2.15.1       GENERAL

         The Company owns all right, title and interest in and to, or has a valid and enforceable license in and to, the following as required to conduct its business as now conducted and as proposed to be conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, know-how, concepts and other technology that are now or currently are proposed to be developed, produced, used, marketed or sold by the Company (collectively, the "TECHNOLOGY"); and (b) all intellectual property and other proprietary rights in the Technology, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign patents, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith (collectively, the "TECHNOLOGY RIGHTS"). The Technology, excluding the Third

Party Technology (as defined below), is sometimes referred to herein as the "COMPANY TECHNOLOGY," and the Technology Rights, to the extent related to the Company Technology and including the Company IP Registrations (as defined below), are sometimes referred to herein as the "COMPANY IP RIGHTS." Section
2.15.1 of the Schedule of Exceptions lists all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) relating to any Company Technology or Company IP Rights (collectively, the "Company IP REGISTRATIONS"). The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the Company Technology and the Company IP Rights.

         2.15.2       THIRD PARTY TECHNOLOGY

         Section 2.15.2 of the Schedule of Exceptions sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company) the Third Party Technologies (the "THIRD PARTY LICENSES"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to ImageX. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor to the Company's knowledge has there occurred any event or circumstance that with notice or lapse of time or both would constitute a material default or event of material default on the part of the Company or, to the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

         2.15.3       MAINTENANCE OF RIGHTS

         The Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the Company IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company IP Rights, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any Company IP Rights, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.15.3 of the Schedule of Exceptions, the Company has not granted or agreed to grant to any third party any rights or permissions to use any of the Technology or the Technology Rights.

         2.15.4       THIRD PARTY CLAIMS

         (a) The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the Company IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto;
(b) all the Company IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the Company IP Rights; and (c) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the Company IP Rights or otherwise making any unauthorized use of the Company Technology.

         2.15.5       INFRINGEMENT BY THE COMPANY

         (a) The use of any of the Technology or the Technology Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (i) to the Company's knowledge, of any patent or trademark held by any other person or entity or
(ii) of any copyright, trade secret right or other intellectual property right held by any other person or entity, and, with respect to both clauses
(i) and (ii), there have been no claims made with respect thereto; and (b) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company.

         2.15.6       DOMAIN NAMES

         Section 2.15.6 of the Schedule of Exceptions sets forth a list of all Internet domain names used by the Company in its business (collectively, the "DOMAIN NAMES"). The Company has, and upon the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

         2.15.7       YEAR 2000

         The Company Technology will operate normally notwithstanding the occurrence of the Year 2000, and such occurrence will not result in a material adverse effect on the operation of the Company's business or require a correction or other fix involving a material expenditure of funds, excluding any effects caused by failures of technology not belonging to the Company.

2.16     CORPORATE BOOKS AND RECORDS

         The Company has furnished to ImageX or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock issuance and transfer books of the Company and Option and Warrant records. Such minutes reflect all meetings of and actions by the Company's shareholders, Board of Directors and any committees thereof since the Company's inception. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company, and the Option and Warrant records accurately reflect all grants of Options and Warrants, since the Company's inception.

2.17     PERMITS

         The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "PERMITS"), the failure to obtain of which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section
2.17 of the Schedule of Exceptions contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, the object of which is to revoke, limit or otherwise affect any Permit, all except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any notifications of any asserted failure to obtain any Permit or any past and unremedied failure to obtain any Permit.

2.18     COMPLIANCE WITH LAWS

         The Company is and has at all times been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and similar mandates applicable to the Company and its business, assets and employees, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, all such laws, rules, ordinances, decrees, orders or mandates relating to antitrust, consumer protection and privacy, intellectual property, unfair trade, false advertising, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees, orders or mandates.

2.19     INSURANCE

         The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party (except as has not had and could not reasonably be expected to have a Company Material Adverse Effect), will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.20     BROKERS OR FINDERS

         The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.21     ABSENCE OF QUESTIONABLE PAYMENTS

         Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.22     BANK ACCOUNTS

         Section 2.22 of the Schedule of Exceptions sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.23     INSIDER INTERESTS

         Except as stated on Schedule 2.23, no shareholder or officer, director, employee, contractor, consultant or other representative of the Company has any interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or Technology Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, shareholders, affiliates or any affiliate thereof. The Company and its officers, directors or employees have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

2.24     INFORMATION SUPPLIED BY THE COMPANY

         None of the information supplied or to be supplied by the Company to its shareholders in connection with any written consent by or meeting of such shareholders for approval of the Merger, to the extent prepared by the Company or any of its representatives or advisors, at the date on which such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to ImageX or Merger Sub.

2.25     FULL DISCLOSURE

         The representations and warranties contained in this Agreement, including the Schedule of Exceptions, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading. The Company has provided ImageX with all material information regarding the Company and its business.

2.26     OPERATING DATA

         The Company has delivered to ImageX certain of its operating data and certain performance data for its web site (orcas.com), including without limitation: number of hits, conversion rates (if applicable), performance information (including average download times per page, system resource usage per page), error rates and uptime and availability downloads, users, page views and click-through rates. Assuming the accuracy of third party monitoring software used by the Company, such data accurately and fairly present the operations of and other data related to the Company and the performance of its web site and does not contain any material misstatements or omissions of material facts.

2.27     POOLING MATTERS

         To its knowledge, the Company has not taken, directly or indirectly, and the Company has no knowledge that any other Person has taken, any actions involving any recapitalization or repurchase or redemption of any securities of the Company, or any grant or acceleration of any options to acquire securities of the Company, or any purchase or sale of securities of ImageX, and to the Company's knowledge there have occurred no other events with respect to or involving the Company or its shareholders which, taken individually or together, would affect the ability of ImageX to account for the Merger as a "pooling of interests" transaction in accordance with GAAP, and the Company is not aware of any facts which otherwise could prevent such accounting treatment. Section 2.27 of the Schedule of Exceptions contains a complete list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act of the 1933, as amended (the "SECURITIES ACT").

      ARTICLE III - REPRESENTATIONS AND WARRANTIES OF IMAGEX AND MERGER SUB

         In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, ImageX and Merger Sub jointly and severally represent and warrant to the Company as follows in this Article
III:

3.1      ORGANIZATION

         ImageX is a corporation duly organized and validly existing under the laws of the State of Washington. Merger Sub is a corporation duly organized and legally existing under the laws of the State of Oregon. Each of ImageX and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which ImageX or Merger Sub is a party, and to consummate the transactions contemplated hereby and thereby. Each of ImageX and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by ImageX or Merger Sub, as applicable, or the nature of the business conducted by ImageX or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of ImageX and its subsidiaries taken as a whole (a "IMAGEX MATERIAL ADVERSE EFFECT"); provided, however, that ImageX Material Adverse Effect shall not include any change in general economic conditions or the trading price of ImageX Common Stock. Each of ImageX and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by ImageX.

3.2      ENFORCEABILITY

         ImageX and Merger Sub each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of ImageX and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which ImageX or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other applicable Operative Documents to which ImageX or Merger Sub is a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which ImageX or Merger Sub is a party will have been at the Closing, duly executed and delivered by ImageX or Merger Sub, as the case may be, and this Agreement is, and each of the other Operative Documents to which ImageX or Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of ImageX or Merger Sub, as the case may be, enforceable against ImageX or Merger Sub, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3      SECURITIES

         The ImageX Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Effective Time, duly authorized for issuance, and such ImageX Common Stock, when issued and delivered to the Company's shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

[caad 234]e

3.4      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

         The execution, delivery and performance of this Agreement and the other Operative Documents by Merger Sub and ImageX, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any statute, regulation, rule or other provision of law or any judgment, decree, order or other requirement of any court or other governmental authority applicable to ImageX or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Oregon Secretary of State; (c) constitute a breach of or conflict with or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which ImageX or Merger Sub is a party or by which it is bound or to which any assets of ImageX or Merger Sub are subject; (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of ImageX or Merger Sub.

3.5      CAPITALIZATION

         The authorized capital stock of ImageX consists of 100,000,000 shares of ImageX Common Stock, of which 16,684,249 shares were issued and outstanding as of September 30, 1999, and 30,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. As of September 30, 1999, other than (i) options to purchase up to 1,115,881 shares of ImageX Common Stock that have been granted under ImageX's stock option plans, (ii) warrants to purchase up to 1,403,676 shares of ImageX Common Stock, and (iii) rights granted to employees of ImageX or its subsidiaries under ImageX's Employee Stock Purchase Plan, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the ImageX of any shares of ImageX Common Stock or any securities convertible into or exchangeable for shares of ImageX Common Stock.

3.6      FULL DISCLOSURE

         The representations and warranties of ImageX and Merger Sub in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made, in light of the circumstances in which they were made, not misleading. ImageX's Registration Statement on Form S-1, as declared effective by the Securities and Exchange Commission (the "SEC"), and ImageX's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and all other reports or registration statements filed by it under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in the form filed with the SEC, as of the date filed, (a) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and

(b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7      BROKERS OR FINDERS

         ImageX has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of ImageX, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or its shareholders.

3.8      CLAIMS AND LEGAL PROCEEDINGS

         There are no material claims, actions, suits, arbitrations, investigations or proceedings pending or, to ImageX's knowledge, threatened against or involving ImageX or Merger Sub before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or by any other Person. To ImageX's knowledge, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation before or by any Person, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a ImageX Material Adverse Effect. There are no material outstanding or unsatisfied judgments, orders, decrees or stipulations to which either ImageX or Merger Sub is a party. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or, to ImageX's knowledge, threatened against or involving ImageX before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by ImageX pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.9      NO MATERIAL ADVERSE EVENT

         Since September 30, 1999, no event has occurred and no state of facts has developed or is continuing that has had or could reasonably be expected to have, individually or in the aggregate, a ImageX Material Adverse Effect, except for such events or facts that have been disclosed in filings made with the SEC.

3.10     TAXES

         All Tax Returns required to be filed by or on behalf of ImageX have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all respects. All Taxes of ImageX (whether or not reflected on any Tax Return) have been fully and timely paid. No waivers of statutes of limitation have been given or requested with respect to ImageX in connection with any Tax Returns covering ImageX with respect to any Taxes payable by it. No taxing authority in a jurisdiction where

ImageX does not file Tax Returns has made a claim, assertion or threat to ImageX that it is or may be subject to taxation by such jurisdiction. There are no liens with respect to Taxes on any of ImageX's property or assets other than liens for current Taxes not yet payable.

3.11     COMPLIANCE WITH LAWS

         ImageX is and has at all times been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and similar mandates applicable to ImageX and its business, assets and employees, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a ImageX Material Adverse Effect, including, without limitation, all such laws, rules, ordinances, decrees, orders or mandates relating to antitrust, consumer protection and privacy, intellectual property, unfair trade, false advertising, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. ImageX has not received any notification of any asserted present or past unremedied failure by ImageX to comply with any of such laws, rules, ordinances, decrees, orders or mandates.

3.12     INTELLECTUAL PROPERTY

         3.12.1       GENERAL

         ImageX owns all right, title and interest in and to, or has a valid and enforceable license in and to, the following as required to conduct its business as now conducted and as proposed to be conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, know-how, concepts and other technology that are now or currently are proposed to be developed, produced, used, marketed or sold by the Company (collectively, the "I-TECHNOLOGY"); and (b) all intellectual property and other proprietary rights in the I-Technology, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign patents, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith (collectively, the "I-TECHNOLOGY RIGHTS").

         3.13.2       INFRINGEMENT BY IMAGEX

         (a) The use of any of the I-Technology or the I-Technology Rights in ImageX's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (i) to ImageX's knowledge, of any patent or trademark held by any other person or entity or (ii) of any copyright, trade secret right or other intellectual property right held by any other person or entity, and, with respect to both clauses (i) and
(ii), there have been no claims made with respect thereto; and (b) ImageX has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by ImageX.

         3.13.3       YEAR 2000

         The Technology (excluding any Technology developed or owned by third parties and used in the Company's business) will operate normally notwithstanding the occurrence of the Year 2000, and such occurrence will not result in a material adverse effect on the operation of ImageX's business or require a correction or other fix involving a material expenditure of funds, excluding any effects caused by failures of technology not belonging to ImageX.

         ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                         IMAGEX AND MERGER SUB

         The obligations of ImageX and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by
ImageX:

4.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the Company contained herein (including the Schedule of Exceptions and other Exhibits) and in the other Operative Documents shall have been true and correct when made and, except to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2      PERFORMANCE OF AGREEMENTS

         The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3      OPINION OF COMPANY COUNSEL

         ImageX shall have received the opinion letter of Stoel Rives LLP, counsel for the Company, dated the Closing Date, substantially in the form of
EXHIBIT 4.3.

4.4      COMPLIANCE CERTIFICATE

         ImageX shall have received a certificate of the President of the Company, dated the Closing Date, in form and substance reasonably satisfactory to ImageX, certifying that the conditions to the obligations of ImageX and Merger Sub in Sections 4.1, 4.2, 4.5, 4.6, 4.13, 4.14, 4.18, 4.19
and 4.21 have been fulfilled.

4.5      MATERIAL ADVERSE CHANGE

         Since the date of this Agreement and through the Closing, no event shall have occurred and no state of facts shall have developed or be continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6      APPROVALS AND CONSENTS

         All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement or in the Schedule of Exceptions, including without limitation any consents required under any of the Material Contracts in connection with the Merger, shall have been obtained or delivered and shall be satisfactory to ImageX.

4.7      PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

         All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Operative Documents, and all documents and instruments incident to such transactions, shall have been reasonably approved by ImageX's counsel. ImageX shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to ImageX, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of the Company's Articles of Incorporation, certified by the Oregon Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.8      NONFOREIGN AFFIDAVIT

         ImageX shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of EXHIBIT 4.8.

4.9      COMPLIANCE WITH LAWS

         The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which ImageX or the Company is subject.

4.10     LEGAL PROCEEDINGS

         No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

4.11     EMPLOYMENT OF KEY PERSONNEL

         The Persons listed on EXHIBIT 4.11 shall have entered into employment agreements with the Surviving Corporation on terms mutually agreeable to the parties acting reasonably.

4.12     AFFILIATE LETTERS

         The Affiliate and Voting Agreements contemplated by Section 6.10 and executed as of the date of this Agreement by the individuals listed in
Schedule 2.27 shall be in full force and effect, the affiliates of the Company party thereto shall have complied with the provisions thereof in all material respects, and the representations and warranties of such parties contained therein shall be true and correct in all material respects as of the Closing Date as though made as of such date.

4.13     TERMINATION OF CERTAIN AGREEMENTS

         Any and all rights of refusal, co-sale rights and registration rights for the benefit of the holders of Company Common Stock, or Options, Warrants, Convertible Notes or other Stock Purchase Rights shall have been terminated effective at or prior to Closing.

4.14     SHAREHOLDER REPRESENTATION LETTERS

         (a) The individuals listed on Schedule 4.14 shall have executed a Shareholder Representation Letter in substantially the form attached hereto as EXHIBIT 4.14(a), addressing, among other issues, (i) securities law representations, (ii) share ownership, (iii) appointment of the Shareholder Representative (as defined in Section 8.7 below), (iv) waiver of rights relating to Company Common Stock, (v) waiver of dissenters' rights, (vi) noncompetition with the Surviving Corporation and ImageX, and (vii) agreement to be bound by the indemnification, pledge and holdback provisions of Section
1.7.1 and Article VIII of this Agreement, and a Shareholder Representative shall have been appointed and notice of such appointment provided to ImageX as provided in the Shareholder Representation Letters.

         (b) Each shareholder of the Company, other than the individuals listed in Schedule 4.14 shall have executed a Shareholder Representation Letter in substantially the form attached hereto as EXHIBIT 4.14(b), addressing, among other issues, (i) securities law representations, (ii) share ownership, (iii) appointment of the Shareholder Representative (as defined in Section 8.7 below), (iv) waiver of rights relating to Company Common Stock, (v) waiver of dissenters' rights, and (vi) agreement to be bound by the indemnification, pledge and holdback provisions of Section 1.7.1 and Article VIII of this Agreement, and a Shareholder Representative shall have been appointed and notice of such appointment provided to ImageX as provided in the Shareholder Representation Letters.

4.15     POOLING OF INTERESTS

         If the Merger is to be accounted for as a pooling, ImageX shall have received from its independent auditors an opinion in form and substance reasonably satisfactory to ImageX that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards. For purposes of clarification, receipt of such opinion shall be a condition to ImageX's obligations if the number of shares to be used in calculating the number of Merger Shares under Section 1.7.1(d)(i) is 1,000,000 rather than 900,000, and shall not otherwise be a condition to Closing.

4.16     SECURITIES LAW EXEMPTION

         The issuance of the ImageX Common Stock in the Merger shall be exempt from the registration and qualification requirements of federal and applicable state securities laws.

4.17     DISSENTERS' RIGHTS

         Holders of no more than 5% of the Company Common Stock shall have delivered to the Company before the Effective Time timely written notice of such holder's intent to exercise their dissenters' rights with respect to the Merger in accordance with Oregon Law, unless such holder shall have withdrawn or otherwise lost his or her right to such payment.

4.18     CONVERSION OF SECURITIES

         The Convertible Notes shall have been exchanged [prior to] the Effective Time into shares of Company Common Stock in accordance with the valuation referred to in Section 1.7.1(j) above, and any other rights to purchase Company Common Stock or other equity securities of the Company (other than the Options and Warrants being assumed by ImageX under Section
1.7.1 above) shall have been terminated or converted into Company Common Stock prior to the Effective Time.

4.19     AMENDMENT OF INVESTOR RIGHTS AGREEMENT

         Holders of at least sixty percent (60%) of the Registrable Securities under ImageX's Investor Rights Agreement shall have consented to the granting of registration rights to the

Company's shareholders with respect to the shares of ImageX Common Stock constituting the Merger Consideration as contemplated in Section 6.9 below.

4.20     COMPANY SHAREHOLDER APPROVAL

         The shareholders of the Company shall have approved the Merger in accordance with Oregon Law.

4.21     DUE DILIGENCE

         ImageX shall be satisfied in its sole discretion with the results of its due diligence review of matters relating to the Company's customers and suppliers.

         ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                             THE COMPANY

         The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of ImageX and Merger Sub contained herein and in the other Operative Documents shall have been true and correct when made and, except to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.2      PERFORMANCE OF AGREEMENTS

         ImageX and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3      OPINION OF IMAGEX COUNSEL

         The Company shall have received the opinion letter of Perkins Coie LLP, counsel for ImageX, dated the Closing Date, substantially in the form of
EXHIBIT 5.3.

5.4      COMPLIANCE CERTIFICATE

         The Company shall have received a certificate of an officer of ImageX, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2, 5.6 and 5.7 have been fulfilled.

5.5      LEGAL PROCEEDINGS

         No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

5.6      MATERIAL ADVERSE CHANGE

         Since the date of this Agreement and through the Closing, no event shall have occurred and no state of facts shall have developed or be continuing that has had or could reasonably be expected to have, individually or in the aggregate, a ImageX Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of ImageX Common Stock shall not be deemed to have a ImageX Material Adverse Effect under this Agreement.

5.7      APPROVALS AND CONSENTS

         All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby by shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

5.8      COMPLIANCE WITH LAWS

         The consummation of transactions contemplated by this Agreement and under the other Operative Documents shall be legally permitted by all laws and regulations to which ImageX or the Company is subject.

5.9      AMENDMENT OF INVESTOR RIGHTS AGREEMENT

         Holders of at sixty percent (60%) of the Registrable Securities under ImageX's Investor Rights Agreement shall have consented to the granting of registration rights to the Company's shareholders with respect to the shares of ImageX Common Stock constituting the Merger Consideration as contemplated in Section 6.9 below.

5.10     EMPLOYMENT OF KEY PERSONNEL

         The Surviving Corporation shall have entered into employment agreements with the Persons listed on EXHIBIT 4.11 on terms mutually agreeable to the parties acting reasonably.

                             ARTICLE VI - COVENANTS

         The parties covenant and agree as follows in this Article VI.

6.1      CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

         Unless ImageX shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law. The Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of ImageX:

         (a) amend or otherwise change its Articles of Incorporation or Bylaws;

         (b) except for the issuance of shares of Company Common Stock upon the exercise or conversion of currently outstanding Options, Warrants, or Convertible Notes, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, or (iii) any assets of the Company;

         (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

         (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

         (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
(iv) authorize any single capital expenditure which is in excess of $10,000 or capital expenditures which are, in the aggregate, in excess of $20,000 for the Company taken as a whole; (v) enter into any agreement in which the obligation of the

Company exceeds $10,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights, except nonexclusive licenses to end users of the Company's products granted in the ordinary course of the Company's business, consistent with past practice; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

         (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

         (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

         (h) take any action that would prevent ImageX from being able to account for the Merger as a pooling of interests whether or not permitted by the provisions of this Article VI;

         (i) make any Tax election or settle or compromise any Tax liability;

         (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

         (k) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied;

         (l)      take any action of the type covered in Section 2.7 above; or

         (m)      agree to do any of the foregoing.

6.2      ACCESS TO INFORMATION; CONFIDENTIALITY

         From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of ImageX access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish ImageX with all financial, operating and other data and information as ImageX, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide ImageX with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation or due diligence efforts of any party hereto (or such party's representatives) pursuant to this Section 6.2 or otherwise in connection with the transactions contemplated by this Agreement shall affect, or limit in any way such party's ability to rely on, any representation or warranty of the other parties in this Agreement or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between ImageX and the Company entered into as of October 29, 1999.

6.3      NO ALTERNATIVE TRANSACTIONS

         The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than ImageX) conducted heretofore with respect to any Alternative Transaction (as defined below). Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Alternative Transaction, or participate in any negotiations regarding any Alternative Transaction, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person with regard to any Alternative Transaction; provided, however, that the Company may provide information to a Third Party (as defined below) who makes a bona fide proposal for an Alternative Transaction after compliance with the provisions of clauses (i) and (ii) of Section 7.1(h) below, provided further that such Third Party first executes a confidentiality agreement at least as protective of the Company as the confidentiality agreement between the Company and ImageX. The Company shall notify ImageX promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to ImageX, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party. The term "ALTERNATIVE TRANSACTION" shall mean either
(a) a transaction pursuant to which any Person other than ImageX or an affiliate of ImageX (a "THIRD PARTY") acquires or would acquire more than 25% of the capital stock of the Company either from the Company or its shareholders, (b) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the equity ownership of the Company or the entity surviving such merger or other business combination, or (c) any other transaction pursuant to which any Third Party acquires control of the assets or business of the Company.

6.4      NOTIFICATION OF CERTAIN MATTERS

         Each party shall give prompt notice to the other parties if (a) such party obtains knowledge that any representation or warranty by such party in this Agreement was inaccurate when made or will be inaccurate as of the Closing; (b) there occurs or fails to occur any event or state of facts that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate as of the Closing Date; (c) such party fails to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed or satisfied by such party hereunder; or (d) there occurs or fails to occur any event or state of facts that would render any condition to the obligations of the other party to this Agreement reasonably incapable of being satisfied on or prior to the reasonably anticipated Closing Date or, if none, December 31, 1999; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise negatively affect the remedies available to the parties hereunder.

6.5      FURTHER ACTION

         Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the ImageX Common Stock to the shareholders of the Company pursuant to the terms and conditions hereof.

6.6      NASDAQ LISTING

         ImageX agrees to authorize for listing on the Nasdaq National Market the shares of ImageX Common Stock constituting the Merger Consideration, and the shares of ImageX Common Stock required to be reserved for issuance upon exercise of Options and Warrants assumed in connection with the Merger, by filing with the Nasdaq National Market a

Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) as soon as reasonably practicable after the Closing but in no event later than January 31, 2000.

6.7      PUBLICITY

         No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by ImageX of a press release announcing this Agreement and the transactions contemplated hereby or as required by law. Prior to such issuance, ImageX will consult with the Company regarding the content of the press release and obtain the Company's reasonable approval to such press release.

6.8      FORM S-8

         ImageX agrees to file a registration statement on Form S-8 for the shares of ImageX Common Stock issuable with respect to the Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such options or other rights remain outstanding.

6.9      REGISTRATION RIGHTS

         From and after the Closing, subject to obtaining the consent referred to in Sections 4.20 and 5.9 above, the shareholders of the Company as of the Closing will be granted the registration rights set forth in ImageX's Investor Rights Agreement with respect to the shares of ImageX Common Stock issuable in the Merger, and shall be deemed as of Closing to be parties to such Investor Rights Agreement as necessary for them to enforce such rights. The shareholders of the Company shall agree to be bound by all the terms and conditions set forth in the Investor Rights Agreement that are applicable to an "Investor" in such agreement (as defined therein).

6.10     COMPANY SHAREHOLDERS MEETING; AFFILIATE AND VOTING AGREEMENTS

         The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to provide notice of and convene a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") within the shortest time permitted by the Company's Bylaws after the date hereof to consider and vote upon the Merger. The Board of Directors of the Company, in connection with its approval of this Agreement, has resolved to recommend and declare advisable such approval, and the Company shall as promptly as possible take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the Affiliate and Voting Agreements in the form attached hereto as Exhibit 6.10 (the "AFFILIATE AND VOTING AGREEMENT") and dated the date of this Agreement, "affiliates" (within the meaning of Rule 145 under the Securities Act) who are shareholders of the Company each have agreed to vote all shares of Company Common Stock owned by them or over which they have voting control, or to execute or cause to be executed consents, to grant their approval of the Merger and this Agreement.

6.11     PROXY AND INFORMATION STATEMENT

         The Company and ImageX will, as promptly as practicable, prepare and distribute to the Company's shareholders a combined Proxy/Information Statement that will constitute a proxy statement in connection with the vote of the Company's shareholders with respect to the Merger and an information statement for purposes of providing disclosure to such shareholders concerning ImageX and its securities (the "PROXY/INFORMATION STATEMENT"). The Company and ImageX will use all reasonable efforts to cause the Proxy/Information Statement to be distributed to the shareholders of the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or ImageX shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for ImageX, to supplement or amend the Proxy/Information Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company is sought, the Company and ImageX will forthwith prepare and distribute an amendment or supplement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1      TERMINATION

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

         (a) by mutual written consent of the Company and ImageX;

         (b) by either the Company or ImageX, if the Merger has not been consummated by January 31, 1999; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by either the Company or ImageX, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining ImageX, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

         (d) by the Company, in the event of a material breach by ImageX of any representation, warranty or agreement contained herein that has not been cured or is not curable within 15 days after notice of such material breach or if any condition to the obligations of the Company pursuant to Article V becomes incapable of being satisfied on or before January 31, 1999;

         (e) by ImageX, in the event of a material breach by the Company of any representation, warranty or agreement contained herein that has not been cured or is not curable within 15 days after notice of such material breach or if any condition of the obligations of ImageX pursuant to Article IV becomes incapable of being satisfied on or before January 31, 1999;

         (f) by ImageX, in the event that the Closing Average is higher than $22; provided, however, that if ImageX elects to terminate under this paragraph (f), the Company shall have the right, exercisable by written notice to ImageX within 24 hours after ImageX's notice of termination under this paragraph (f), to modify this Agreement and the Merger Consideration such that the number referred to in clause (i) of Section 1.7.1(d) shall be reduced to an amount equal to $22,000,000 (in the case of a pooling of interests) or $19,800,000 (in the case of a purchase) divided by the Closing Average, in which case ImageX's termination under this Section (f) shall be deemed revoked; or

         (g) by the Company, in the event that the Closing Average is less than $10; provided, however, that if the Company elects to terminate under this paragraph (g), ImageX shall have the right, exercisable by written notice to the Company within 24 hours after the Company's notice of termination under this paragraph (g), to modify this Agreement and the Merger Consideration such that the number referred to in clause (i) of Section 1.7.1(d) shall be increased to an amount equal to $10,000,000 (in the case of a pooling of interests) or $9,000,000 (in the case of a purchase) divided by the Closing Average, in which case the Company's termination under this paragraph (g) shall be deemed revoked.

         (h) by the Company as provided in this clause (h). If (i) the Company receives a bona fide, unsolicited written offer from a Third Party relating to an Alternative Transaction (which offer may or may not be subject to confirmatory due diligence) and (ii) the Company shall have notified ImageX in writing of all terms and conditions of such offer, then thereafter the Company shall be entitled to provide information to such Third Party, subject to obtaining an appropriate confidentiality agreement from such Third Party as contemplated by Section 6.3 above. In the event that such offer, including the financing thereof, has been determined in good faith by the Board of Directors of the Company, based upon the opinion of its outside financial advisors, to be on terms financially superior for its shareholders than the Merger (a "SUPERIOR PROPOSAL"), the Company may terminate this Agreement if it accepts such Superior Proposal; provided, however, that all of the following requirements are first met: (A) prior to the termination of this Agreement and the acceptance of such Superior Proposal, the Company shall have given ImageX three days' written notice of such Superior Proposal, including all material terms and conditions thereof, and of the Company's intention to accept such Superior

Proposal and terminate this Agreement and ImageX shall have the opportunity to consider such offer and participate, at its option, in making a counter proposal on or before the expiration of such three day notice period and (B) the Company shall pay to ImageX the Fee (as defined below) by wire in immediately available funds within the time period set forth in the penultimate sentence of Section 7.5.

7.2      EFFECT OF TERMINATION

         In the event of the termination of this Agreement pursuant to
Section 7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

7.3      AMENDMENT

         This Agreement may be amended only in writing signed by each of the parties hereto.

7.4      WAIVER

         At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

7.5      TERMINATION FEE

         The Company shall pay to ImageX a fee of $750,000 in cash (the "FEE") in the event that (a) this Agreement is terminated by ImageX pursuant to Section 7.1(e) above or ImageX becomes entitled to terminate this Agreement under Section 7.1(e) above by virtue of a material breach by the Company of Section 6.3 or Section 7.1(h) above, and (b) the Company enters into an agreement relating to, or consummates, an Alternative Transaction (as defined in Section 6.3 above) either prior to the date such termination occurs or right to terminate arises, or within one year thereafter. The Fee shall be payable no later than the earlier of (x) the date on which the Company enters into a definitive agreement relating to an Alternative Transaction or (y) the date of closing thereof. Notwithstanding the foregoing, the Fee shall not be payable if ImageX is in material breach of this Agreement at the time this Agreement is terminated.

                   ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1      SURVIVAL

         All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of six months after the Effective Time (the "SURVIVAL PERIOD"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2      INDEMNIFICATION BY THE SHAREHOLDERS

         Subject to the limitations set forth in this Article VIII, from and after the Closing, the shareholders of the Company immediately prior to the Effective Time (the "SHAREHOLDERS") jointly and severally shall indemnify and hold ImageX, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "IMAGEX INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses) ("LOSSES") arising out of (a) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company in this Agreement, together with the Schedule of Exceptions as delivered upon execution of this Agreement, or in any other Operative Document; or (b) any failure by the Company or such Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; or (c) the amount of any short-term or long-term liabilities of the Company as of the Closing Date other than (i) ordinary course trade accounts payable, (ii) accrued sales commissions (iii) accrued sales tax and (iv) indebtedness deducted in the calculation of Merger Shares pursuant to Section 1.7.1(d) or incurred after the date hereof with the prior written consent of ImageX.

8.3      INDEMNIFICATION BY IMAGEX

         Subject to the limitations set forth in this Article VIII, from and after the Closing, ImageX shall indemnify and hold the Shareholders (the "SHAREHOLDER INDEMNIFIED PARTIES" and, together with the ImageX Indemnified Parties, the "INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the Shareholder Indemnified Parties for, any and all Losses arising out of (a) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by ImageX or Merger Sub in this Agreement, or in any other Operative Document; or (b) any failure by ImageX or Merger Sub to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

8.4      THRESHOLD AND LIMITATIONS

         (a) Except for Losses based on fraud, the Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("CLAIMS") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $100,000 (the "THRESHOLD");

provided, however, that (i) the Threshold shall not apply to Losses specified under clause 8.2(c) above and (ii) once the aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

         (b) Except for Losses based on fraud (with respect to which there shall be no limitation of liability), the aggregate liability of any Shareholder pursuant to this Article VIII shall be limited to the Holdback Shares.

         (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 8.5(a)) shall have been delivered to ImageX or the Shareholder Representative (as defined in Section 8.7 below), as the case may be, prior to the expiration of such time period.

         (d) The indemnification obligations of the Shareholders under this
Article VIII shall be satisfied by forfeiture to ImageX of the Holdback Shares, in accordance with the provisions of this Article VIII. The number of Holdback Shares to be forfeited to ImageX in payment of any Claims shall be determined by dividing (x) the aggregate dollar amount of such Claims by (y) the Closing Average. The aggregate value of Claims paid by means of the forfeiture to ImageX of Holdback Shares shall be deemed to reduce the total Merger Consideration otherwise payable to the Shareholders of the Company pursuant to Section 1.7 of this Agreement. Any such claims shall be deemed to reduce the Holdback Shares, pro rata, with respect to each Shareholder, as determined by reference to the number of shares of ImageX Common Stock such shareholder is entitled to receive in the Merger as compared to all other Shareholders.

8.5      PROCEDURE FOR INDEMNIFICATION

         (a) An Indemnified Party shall give written notice (the "CLAIM NOTICE") of any Claim for indemnification under this Article VIII to ImageX or the Shareholder Representative, as the case may be, reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "THIRD PARTY CLAIM") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Indemnified Party intends to base a Claim for indemnification pursuant to
Article VIII; provided, however, that the failure or delay to so notify ImageX or the Shareholder Representative, as the case may be, shall not relieve ImageX or the Shareholders of any obligation or liability that ImageX or the Shareholders may have to the Indemnified Party, except to the extent, and only to the extent, that ImageX or the Shareholder Representative, as the case may be, demonstrates that the indemnifying party or parties' ability to defend or resolve such Claim is materially adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based (to the extent then known by the Indemnified Party) and shall specify how such Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Indemnified Party intends to recover.

         (b) If, within 30 days of the effective date of a Claim Notice (determined in accordance with Section 9.3), the indemnifying party (which, in the case of the Shareholders, refers to the Shareholder Representative for purposes of this clause (b) and clauses (c) and (d) below), contests in writing to the Indemnified Party (which, in the case of the Shareholder Indemnified Parties, refers to the Shareholder Representative for purposes of this clause (b) and clauses (c) and (d) below), that Losses identified in such Claim Notice constitute indemnifiable Claims (the "CONTEST NOTICE"), then the Indemnified Party and the indemnifying party, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period (meaning the Contest Notice is effective on or prior to the 30th day after the effective date of the Claim Notice to which such Contest Notice relates), the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. If the indemnifying party objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any additional information reasonably necessary for it to assess such Claim, and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the indemnifying party shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the indemnifying party are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Contest Notice, the matter shall be settled by binding arbitration in Seattle, Washington as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA RULES"). The indemnifying party and the Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The indemnifying party and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Contest Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the indemnifying party or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid in accordance with the determination of the arbitrators based on the outcome of the dispute, with any portion thereof that is payable by the Shareholders being paid by ImageX and reimbursed from the Holdback Shares in the same manner as other Claims. The indemnifying party and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the indemnifying party and the

Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Shareholder Representative, the Shareholders, and the ImageX Indemnified Parties, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

         (c) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.5(c)(ii) shall govern; provided, however, that, notwithstanding the foregoing, ImageX may elect to assume the defense and handle any such Third Party Claim as to which ImageX is the Indemnified Party if (A) ImageX determines in good faith that the resolution of such Third Party Claim could result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of ImageX, and (B) it is represented by counsel reasonably acceptable to both ImageX and the Shareholder Representative. If ImageX elects to assume the defense of any such Third Party Claim pursuant to the preceding sentence, the provisions of Section 8.5(d)(ii) hereof shall govern.

                  (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party, and the Indemnified Party is reasonably satisfied with such discharge and release and (B) if ImageX is the Indemnified Party, it shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of ImageX or the Surviving Corporation. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

         (d) (i) If (A) the indemnifying party does not give written notice to the Indemnified Party pursuant to Section 8.5(c)(i) within 30 days after the effective date of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim or (B) ImageX elects to assume the defense or handling of the Third Party Claim pursuant to Section 8.4(c)(ii), the provisions of Section 8.5(d)(ii) shall govern.

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                  (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.6      REMEDIES; SPECIFIC PERFORMANCE

         Except for claims based on fraud, the indemnification provisions of this Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

8.7      SHAREHOLDER REPRESENTATIVE

         The term "SHAREHOLDER REPRESENTATIVE" shall mean the Person appointed by the Shareholders pursuant to the Shareholder Representation Letters referred to in Section 4.14 above, or any successor thereto of which the Surviving Corporation and ImageX are notified in writing. The Shareholder Representatives shall have authority to act for and on behalf of all Shareholders with respect to all matters arising in connection with this Agreement, including, without limitation, the power and authority, in their sole discretion, to: (a) take any action contemplated to be taken by the Shareholder Representative under this Article VIII; (b) negotiate, determine, defend and settle any Third Party Claim and any dispute which may arise under or in connection with this Agreement; and (c) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with this Agreement.

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8.8      NO CIRCULAR RECOVERY

         No Shareholder will be entitled to make any claim for indemnification against the Surviving Corporation or any of its Affiliates by reason of the fact that such Shareholder (or any of his, her or its officers, directors, agents or other representatives) was a controlling person, director, officer, employee, agent or other representative of the Company or of any of its Affiliates or was serving as such for another Person at the request of the Company or any of its shareholders or Affiliates (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any action brought by ImageX or the Surviving Corporation against such Shareholder or the Shareholders.

                              ARTICLE IX - GENERAL

9.1      TAX MATTERS

         Except where otherwise required by law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; provided, however, that neither ImageX nor Merger Sub makes any representation or warranty with respect to any Tax consequences to the Company or its shareholders arising under this Agreement.

9.2      EXPENSES

         Each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

9.3      NOTICES

         Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

         To ImageX or Merger Sub:

                  ImageX.com, Inc.
                  10800 N.E. 8th Street
                  Suite 200
                  Bellevue, WA 98004
                  Fax: 425-452-9266
                  Attention: Richard Begert

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         with a copy to:

                  Perkins Coie LLP
                  1201 Third Avenue, 48th Floor
                  Seattle, WA  98101-3099
                  Fax: (206) 583-8500
                  Attention:  David C. Clarke

         To Printbid.com, Inc.:

                  Printbid.com, Inc.
                  1411 S.W. Morrison Street
                  Suite 350
                  Portland, OR 97205-1945
                  Fax: 503-248-7727
                  Attention: Ron Weiner

         with a copy to:

                  Stoel Rives LLP
                  Suite 2600
                  900 SW Fifth Avenue
                  Portland, OR  97204
                  Fax:  (503) 220-2480
                  Attention:  Carolyn M. Vogt

9.4      SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5      ENTIRE AGREEMENT

         This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

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9.6      ASSIGNMENT

         This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by ImageX or any other corporation wholly owned by ImageX.

9.7      PARTIES IN INTEREST

         This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Shareholder Representative shall have the right after the Effective Time to enforce this Agreement on behalf of the Shareholders.

9.8      GOVERNING LAW; JURISDICTION; VENUE

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in King County, Washington and Multnomah County, Oregon in connection with any action relating to this Agreement.

9.9      COUNTERPARTS

         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10     WAIVER OF JURY TRIAL

         Each of ImageX, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement of this Agreement.

9.11     SCHEDULES

         Disclosure of any fact or item in any Schedule hereto shall be deemed to have been so disclosed in any other Schedule hereto, provided that disclosure of such fact or item on such Schedule contains fair disclosure of the facts that would otherwise be required to be disclosed in such other Schedule. Matters reflected in the Schedules hereto are not necessarily limited

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to matters required by this Agreement to be disclosed herein, are not necessarily indicative of "materiality" and may be provided for information purposes only.

                                      57
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         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                                           IMAGEX.COM, INC.



                                           By: /s/ Richard Begert
                                               --------------------------------
                                           Name: Richard Begert
                                                 ------------------------------
                                           Its: President and CEO
                                                -------------------------------


                                           ORCAS ACQUISITION CORP.



                                           By: /s/ Richard Begert
                                               --------------------------------
                                           Name: Richard Begert
                                                 ------------------------------
                                           Its: President and CEO
                                                -------------------------------


                                           PRINTBID.COM, INC.



                                           By: /s/ Ron Weiner
                                               --------------------------------
                                           Name: Ron Weiner
                                                 ------------------------------
                                           Its: Chairman and CEO
                                                -------------------------------